REPORT FROM THE PRESIDENT

May 10, 2007

Federal Home Loan Bank of New York Announces
Change in Board of Directors Seat Allocation in 2008

The Federal Home Loan Bank of New York (“FHLBNY”) is announcing the following information pertaining to a mandatory change in the Board of Directors (“Board”) seat allocation that will occur in 2008, and how this change will affect the upcoming Director election process.

Change in Board of Directors Seat Allocation in 2008

Under the Federal Home Loan Bank Act (“Bank Act”), the States of New York and New Jersey are each guaranteed four seats on the FHLBNY’s Board. In addition, for a number of years, New York has been allocated two additional seats on the Board. This is because the Bank Act provides, in addition to the foregoing “guarantee,” that the number of Directors representing each State shall be determined by the Federal Housing Finance Board (“FHFB”) in the approximate ratio of the percentage of the required stock of the members located in such State to the total required stock of all members of the Federal Home Loan Bank. Any seats awarded to a State in accordance with the foregoing rule are not guaranteed, and in fact each year calculations are performed by the FHFB to determine whether any “non-guaranteed” seats should be added or removed.

In this regard, we have been informed by the FHFB that, due to changes in the proportional amount of stock held by the FHLBNY’s customers, New York will be losing one director seat in 2008.

Thus, as of January 1, 2008, the FHLBNY’s Board will consist of sixteen Directors: five Directors representing New York, four Directors representing New Jersey, one Director representing Puerto Rico and the U.S. Virgin Islands, and six public interest Directors appointed by the FHFB.

The Director Election Process

In accordance with the FHFB’s regulations, here is how the Director election process to be held later this year will work.

Two seats in New York will be up for election:

•	A “guaranteed” seat, which is currently held by Board Chair George Engelke. Chairman Engelke, who has served for three consecutive terms, will not be eligible to run again due to term limitations.

•	A “non-guaranteed” seat, which is currently held by Director Joseph Ficalora. Director Ficalora, who will be completing his first term, will be eligible to run for a second term if he is nominated.

In addition, the Board will, as described above, be losing one non-guaranteed seat representing New York at the end of 2007. This seat is currently held by Director John Scarchilli. Director Scarchilli’s current term will end when his seat is removed. However, he will be eligible, if he is nominated, to run for another term.

The person who receives the highest number of votes for the two open New York seats will assume the guaranteed seat on January 1, 2008. The person who receives the second-highest number of votes will assume the remaining non-guaranteed seat.

Separately, two New Jersey seats – those currently held by Directors Ronald Hermance and Kevin Lynch — will be up for election this year. Both Directors Hermance and Lynch will be eligible, if they are nominated, to run for a second term.

The FHLBNY will send out a call for nominations on July 9, 2007.

If you have any questions about the change to the composition of the Board starting in 2008, or the Director election process, please do not hesitate to contact Corporate Secretary Barbara Sperrazza at 212-441-6819 or me at 212-441-6801.

Sincerely,

Alfred A. DelliBovi
President